Exhibit 99.1

NEWS RELEASE

Date: October 23, 2003	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Record Revenues and Earnings

IRVINE, California, October 23, 2003 – CorVel Corporation (NASDAQ: CRVL) reported record earnings per share of $0.41 for the quarter ended September 30, 2003, up 11% from per share earnings of $0.37 for the same quarter of the prior year. Net income for the quarter was also a record $4.5 million compared to $4.1 million for the prior year’s September quarter. September quarter revenues were $77 million, up 11% from $69 million in the September quarter of 2002. Revenues and earnings for the quarter reflected ongoing growth in the Company’s preferred provider organization (PPO), its medical bill review services and internet-based activities.

Earnings per share for the six months ended September 30, 2003 increased to $.81 from $.73 for the same period in the prior year, an increase of 11%. Net income for the six months ended September 30 increased to $8.8 million from $8.1 million for the same period in the prior year. Revenues increased from $136 million to $153 million, an increase of 13%.

The Company’s results benefited from ongoing employer interest in methods of controlling the high cost of workers’ compensation insurance. The soft labor market and plateauing healthcare costs have depressed workers’ compensation claims activity.

CorVel’s medical bill review services and PPO revenues were up 17% from the same quarter of the prior year. New accounts and product line expansions contributed to this result. During the quarter the Company began the launch of a next-generation version of its industry-leading software, MedCheck. The newest version of the software, MedCheck QL, supports “Application Services Provider” (ASP) applications, making it attractive as a replacement for older software now in use among CorVel’s customers. Previously the Company competed primarily as a service bureau vendor, but is now actively soliciting business as a vendor of software.

MedCheck QL medical bill review software substantially increases processing speeds, meaningfully reducing the cost of operation for insurers and TPAs. Payors of healthcare claims have been under pressure to improve their processing and adjudication of medical billings. MedCheck QL offers expanded web access for both payors and providers. Implementation within CorVel has begun and will continue through the next two quarters. Newer configurations of artificial intelligence are also expanding the amount of automated processing now possible, which further reduces the cost of processing medical bills.

CorVel’s healthcare management website, CareMC (http://www.caremc.com), has increasingly been a point of differentiation for the company. Even though new releases of this software occurred at a particularly hectic pace during the quarter, the Company expects to continue the rapid expansion of this product’s capabilities. Expansions to processing capacities are continuing in both the Company’s existing data center as well as in new facilities in Ft. Worth, Texas. CareMC’s capabilities have anticipated the market’s growing concern regarding the proper and prompt adjudication of healthcare costs, as well as the need to provide online access to the status of such processes.

About CorVel

CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients through its 3,500 associates and 185 offices in 49 states. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

This press release contains forward-looking statements that are subject to risks and uncertainties, including the risk that the historical financial performance of the Company may not be indicative of future financial performance and the risk that the recent performance of the Company’s Common Stock may not be indicative of its future performance, as well as other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended March 31, 2003, and the Company’s most recent form 10-Q.

CorVel Corporation
Income Statement (unaudited)
Three months ended September 30, 2002 and 2003

	Three months ended Sept. 30,

	2002	2003

Revenues	$69,353,000	$76,978,000
Cost of revenues	56,021,000	63,548,000

Gross profit	13,332,000	13,430,000
General and administrative expenses	6,734,000	6,239,000

Income before income taxes	6,598,000	7,191,000
Income tax provision	2,507,000	2,733,000

Net Income	$4,091,000	$4,458,000

Net income per share
Basic	$.38	$.42

Diluted	$.37	$.41

Weighted average shares outstanding
Basic	10,750,000	10,593,000
Diluted	11,056,000	10,877,000

CorVel Corporation
Income Statement (unaudited)
Six months ended September 30, 2002 and 2003

	Six months ended Sept. 30,

	2002	2003

Revenues	$135,654,000	$152,890,000
Cost of revenues	110,012,000	125,852,000

Gross profit	25,642,000	27,038,000
General and administrative expenses	12,545,000	12,819,000

Income before income taxes	13,097,000	14,219,000
Income tax provision	4,977,000	5,404,000

Net Income	$8,120,000	$8,815,000

Net income per share
Basic	$.75	$.83

Diluted	$.73	$.81

Weighted average shares outstanding
Basic	10,789,000	10,609,000
Diluted	11,124,000	10,886,000

CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2003 (audited) and September 30, 2003 (unaudited)

	March 31, 2003	Sept. 30, 2003

	(audited)	(unaudited)
Assets
Cash and cash equivalents	$5,913,000	$6,361,000
Accounts receivable, net	45,394,000	43,241,000
Prepaid taxes and expenses	1,815,000	1,967,000
Deferred income taxes	5,029,000	5,029,000
Property and Equipment, Net	25,848,000	27,690,000
Other Assets	9,326,000	13,568,000

TOTAL ASSETS	$93,325,000	$97,856,000

Liabilities and Stockholders’ Equity
Accounts payable	$6,880,000	$8,870,000
Accrued liabilities	13,758,000	11,631,000
Deferred income taxes	5,467,000	5,467,000
Common stock and paid-in-capital	47,467,000	50,715,000
Treasury Stock	(84,127,000)	(91,522,000)
Retained earnings	103,880,000	112,695,000

TOTAL LIABILITIES AND EQUITY	$93,325,000	$97,856,000